Exhibit 16.1

Deloitte LLP
c/o 1 New Street Square
London
EC4A 3HQ
Phone: +44 (0)20 7936 3000
Fax: +44 (0)20 7583 1198
www.deloitte.co.uk
5 September 2025
Direct phone
Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 14 of Sunbelt Rentals Holdings, Inc.’s Form 10 dated September 5, 2025, and we agree with the statements made therein.

Yours truly,

DELOITTE LLP

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